Exhibit 99.1

       AEP INDUSTRIES INC. COMMENCES 7.875% SENIOR NOTES EXCHANGE OFFER

    SOUTH HACKENSACK, N.J., Aug. 5 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI) (the "Company") announced today that it has commenced an offer to exchange its 7.875% Senior Notes due 2013, which were sold in March 2005 pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended (the "Securities Act"), for an equal amount of newly issued 7.875% Senior Notes due 2013. The new notes have substantially identical terms as the original notes, except that the new notes have been registered under the Securities Act and will be freely tradable.

    The Company will accept for exchange any and all of the original notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on September 2, 2005 (the "Expiration Date"), unless extended. Tenders of the original notes may be withdrawn at any time prior to 5:00 p.m. New York City time on the Expiration Date.

    The terms of the exchange offer and other information relating to the Company are set forth in the prospectus dated August 5, 2005. Copies of the prospectus and the related letter of transmittal may be obtained from The Bank of New York, which is serving as the exchange agent in connection with this exchange offer. The Bank of New York's address, telephone number and facsimile number are as follows:

      The Bank of New York
      101 Barclay Street, 7E
      New York, New York  10286
      Attn: Evangeline R. Gonzales
      Telephone: (212)-815-3738
      Facsimile: (212) 298-1915

    This press release shall not constitute an offer to exchange nor a solicitation of an offer to exchange the original notes. The exchange offer is made only by the prospectus dated August 5, 2005.

    AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in four countries throughout North America and Europe.

    Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries, +1-201-807-2330, feeneyp@aepinc.com/